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                                                                    EXHIBIT 11.1

                               XETEL CORPORATION
                       COMPUTATION OF EARNINGS PER SHARE
                        IN THOUSANDS, EXCEPT SHARE DATA
                                  (UNAUDITED)


                                                       Three Months Ended
                                                     ----------------------
                                                     June 28,     June  29,
                                                       1997         1996
                                                       ----         ----
Shares issued and outstanding               (1)        8,811        8,536

Common Stock Equivalents:
     Stock options                          (2)          827          967
                                                      ------       ------

Weighted average shares outstanding                    9,638        9,503
                                                      ======       ======

Net income                                            $  455       $  846
                                                      ======       ======

Earnings per share                                    $  .05       $  .09
                                                      ======       ======

(1) Shares issued and outstanding based on the weighted average method.

(2) Stock options based on the treasury stock method using average market price.